Exhibit 10.18
December 10, 2010
John R. Wilson
6001 Julian Dr.
Parkville, MO 64152
Dear John:
     By this letter, Quanta Services, Inc. (“Quanta”) confirms, clarifies and agrees to the various matters set forth below relating to your decision to step down from your position as President — Electric Power of Quanta to continue your employment for a five-year period with PAR Electrical Contractors, Inc. (“PAR”).
•	Quanta confirms that the transfer of your employment from Quanta to PAR will be considered “Continuous Service” under the Quanta Services, Inc. 2007 Stock Incentive Plan (“2007 Plan”). As a result, so long as you continue to be employed by PAR, any unvested restricted stock that has been granted to you prior to December 31, 2010 will continue to vest in accordance with the terms of the 2007 Plan and your restricted stock agreements.
•	Quanta agrees that you will remain eligible to receive the bonuses, if any, that would be payable to you in respect of 2010 as the President — Electric Power of Quanta as if you had remained in such position through the bonus payment date, in an amount determined in accordance with the terms of Quanta 2010 Annual Incentive Plan and 2010 Supplemental Incentive Plan (together, the “Bonus Plans”), in each case, to be determined by the Compensation Committee of the Board of Directors of Quanta in March 2011.
•	Quanta will also reimburse you for certain costs of your move from your residence in Houston, Texas, to your residence in Kansas City, Missouri. The reimbursable costs will be the standard and ordinary closing costs required to be paid by a seller for the sale of your residence in Houston (including a standard and reasonable commission to a real estate broker) and the costs to move your household goods to Kansas City.
In consideration of the above agreements, you agree, for yourself, your heirs, executors, administrators, successors and assigns, as follows:
You fully and forever release and discharge Quanta, its associated companies and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities and claims of any nature whatsoever, know or unknown, that you had, now have, or may hereafter claim to have against the Released Parties from the beginning of time through the date of you execute this letter agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended; Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A, et seq.); the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the National Labor Relations Act, as amended; the Texas Commission on Human Rights Act, as amended; any local human rights law; and any tort or contract cause of action or theory. You expressly represent and agree that you have been advised that, by entering into this Agreement, you are waiving all claims that you may have against Quanta arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.
You also agree that you will not file any complaints, claims or actions against the Released Parties with any court regarding any matters or claims that arose prior to your execution of this letter agreement. If any court assumes jurisdiction on your behalf of any complaint, claim or action against the Released Parties, you will direct that court to withdraw from or dismiss with prejudice the matter.
Notwithstanding the preceding provision or any other provision of this letter agreement, this letter agreement is not intended to prohibit you from bringing an action to challenge the validity of the release of claims under the Age Discrimination in Employment Act, as amended, or the Older Worker’s Benefit Protection Act, as amended. You further understand and agree that if you or someone acting on your behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Released Parties, you expressly waive any right to recover any damages or other relief, whatsoever, from the Released Parties, including costs and attorneys’ fees.
This above is not intended to interfere with your right to file a charge with an administrative agency in connection with any claim you believe you may have against any of the Released Parties. However, by executing this letter agreement, you hereby waive the right to recover, and agree not to seek any damages, remedies or other relief for yourself personally in any proceeding you may bring before such agency or in any proceeding brought by such agency, or any other person, on your behalf. These provisions are also not intended to apply to claims for accrued benefits (other than severance-type benefits) under any benefit plan of Quanta or its subsidiaries pursuant to the terms of any such plan or to the other rights set forth in this letter agreement.
You understand that you are not releasing rights under this letter agreement, that any claims which cannot be lawfully waived are excluded from this release and that by executing this letter agreement, you are not waiving any such claims. Likewise, you are not releasing any rights or claims that may arise after the date on which you sign this letter agreement. In addition, while this release requires you to waive any and all claims against the Released Parties arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit you from filing in good faith for and from receiving any workers’ compensation benefits from Quanta’s workers’ compensation carrier for compensable injuries incurred during your employment. Accordingly, pursuit of any such workers’ compensation benefits with Quanta’s workers’ compensation carrier or third-party administrator will not be considered a violation of this release.
You acknowledge that you were provided this letter agreement for a period of at least twenty-one (21) days so that you may consider whether to sign it. If you sign this letter agreement prior to the end of the 21-day period, you certify and agree that the decision to accept such shortening of time is knowing and voluntary. You may revoke this letter agreement at any time within seven (7) days after you execute it by delivering written notification of such revocation to me. You are advised to consult with a lawyer prior to signing this letter agreement. By signing below, you agree that you have reviewed and fully understand all terms of this letter agreement and that your agreement to its terms is knowing and voluntary.
Please acknowledge your agreement with the matters set forth in this letter agreement, including the release set forth above, by signing in the space set forth below.
We appreciate your service to Quanta and your continued interest through your employment with PAR.

Best regards,
/s/ JOHN R. COLSON
John R. Colson Chairman and Chief Executive Officer
AGREED AND ACCEPTED:
/s/ JOHN R. WILSON John R. Wilson